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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                FIRSTFED FINANCIAL CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           FIRSTFED FINANCIAL CORP.
                            401 Wilshire Boulevard
                          Santa Monica, CA 90401-1490

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                April 24, 2002

     NOTICE IS HEREBY GIVEN that an annual meeting of stockholders (the "Annual Meeting") of FirstFed Financial Corp. ("FFC" or the "Company") will be held in the Pacific Room of the Doubletree Guest Suites at 1707 Fourth Street, Santa Monica, California 90401 on April 24, 2002 at 11:00 A.M., local time, for the following purposes:

     (1) To elect three Directors to hold office for a three-year term and until their successors are duly elected and qualified.

     (2) To ratify the appointment of KPMG LLP as independent auditors of the Company for 2002.

     (3) To approve an amendment to the Certificate of Incorporation of the Company to require a two-thirds vote of directors to amend the retirement age for directors of the Company.

     (4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

     Your Board of Directors urges stockholders to vote FOR Items 1, 2, and 3.

     These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 4, 2002 are entitled to vote at the Annual Meeting or any adjournments thereof.

     If you receive more than one proxy in separate mailings, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

                                         By order of the Board of Directors



                                         Ann E. Lederer
                                         Corporate Secretary
Santa Monica, California
March 15, 2002

                                   IMPORTANT

     Whether or not you expect to attend in person, we urge you to vote your proxy at your earliest convenience by mail using the enclosed postage-paid reply envelope. This will ensure the presence of a quorum at the Annual Meeting and will save the Company the expense of additional solicitation. Sending in your proxy will not prevent you from voting your shares at the Annual Meeting if you desire to do so. You may revoke your proxy at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of the Company. If your shares are held in the name of a brokerage firm or nominee, you will need additional documentation from your record holder in order to vote personally at the Annual Meeting.

                           FIRSTFED FINANCIAL CORP.
                            401 Wilshire Boulevard
                      Santa Monica, California 90401-1409

                              ___________________

                                PROXY STATEMENT


                    For 2002 Annual Meeting of Stockholders
                         To Be Held on April 24, 2002

                              ___________________


             INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING.


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FirstFed Financial Corp. ["FFC", and collectively with its subsidiary, First Federal Bank of California ("Bank"), the "Company"] for use at the Annual Meeting of Stockholders to be held on April 24, 2002, and at any adjournment thereof. The approximate date of mailing of the Notice, Proxy Statement and form of proxy for the Meeting is March 15, 2002.

     Only those stockholders of record at the close of business on March 4, 2002 will be entitled to vote at the Annual Meeting. The Company had a total of 17,259,271 shares of common stock ("Company Stock") outstanding at that date. Stockholders will be entitled to one vote for each share of Company Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

     All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the three director nominees named in this Proxy Statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the Annual Meeting but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors of the Company determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

     If you are a participant in the First Federal Bank of California Employee Stock Ownership Plan and Trust, you may direct the trustee or plan administrator how to vote the number of shares allocated to your account. The enclosed proxy indicates any Company Stock allocated to your account.

     The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder's proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

     The costs of this proxy solicitation will be paid by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $7,500 and reimbursement of reasonable out-of-pocket expenses. To the extent necessary, proxies may also be solicited by officers and other employees of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in this solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable out-of-pocket expenses incurred in doing so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The information set forth below is based upon filings as of February 14, 2002 made by the listed entity with the Securities and Exchange Commission ("SEC"). Except as set forth below, no person is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock:



                                                Amount and
                                                Nature of
                                                Beneficial           Percent of
Name and Address of Beneficial Owner            Ownership              Class
------------------------------------            ---------            ----------

Barclays Global Investors, N.A...........         961,292/(1)/         5.56%
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105

Dimensional Fund Advisors, Inc...........       1,213,700/(2)/         7.0189%
1299 Ocean Avenue, 11/th/ Floor
Santa Monica, CA 90401


_____________

  (1) According to a filing on Schedule 13G with the SEC dated February 14, 2002, Barclays Global Investors, N.A. has sole and dispositive voting power over 809,858 shares, and Barclays Global Fund Advisors has sole voting and dispositive power over 151,434 of these shares. According to the filing, Barclays Global Investors, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the parent holding company of Barclays Global Fund Advisors, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. The filer is deemed to be the beneficial owner of the shares reported as a result of holding such shares in trust accounts for the economic benefit of the beneficiaries of those accounts.

  (2) According to its filing on Schedule 13G with the SEC dated January 30, 2002, Dimensional Fund Advisors, Inc. ("Dimensional") has sole voting power over all 1,213,700 of these shares, has no shared voting power over any of these shares, and has sole dispositive power over all 1,213,700 shares reported.

                       SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 14, 2002, information concerning the beneficial ownership of shares of Company Stock by (i) Directors,
(ii) the Company's Chief Executive Officer, (iii) the other executive officers named in the executive compensation table set forth herein, and (iv) all current directors and executive officers as a group. The following summary is based on information furnished by the respective directors and officers. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated.

                                                                              Amount and Nature of
                                                                              Beneficial              Options           Percentage
Name of Beneficial Owner                                                      Ownership (1) (2)       Exercisable(3)    of Class
------------------------                                                      -----------------       --------------    --------
James P. Giraldin..........................................................         28,519                 58,550            *
Douglas J. Goddard ........................................................         10,017                  6,375            *
Scott Gray ................................................................          5,672                  6,375            *
Christopher M. Harding ....................................................          9,938                  4,000            *
Babette E. Heimbuch .......................................................        361,900                 36,900         2.09%
James L. Hesburgh .........................................................         58,560                 24,000            *
Shannon Millard ...........................................................         14,838                 20,535            *
William S. Mortensen ......................................................        104,908                 16,000            *
William G. Ouchi ..........................................................         20,000                 24,000            *
William P. Rutledge .......................................................          5,100                 24,000            *
Charles F. Smith ..........................................................         30,000                 24,000            *
Steven L. Soboroff ........................................................          1,750                  4,000            *
John R. Woodhull ..........................................................         12,000                 24,000            *
                                                                                   663,202                272,735

All Directors and Executive Officers as a Group (15 persons) ..............        935,937                                5.42%

______________

*  Less than 1%

     (1) The number of shares shown for each person includes shares, if any, held beneficially or of record by the person's spouse; voting and investment power of the shares indicated may also be shared by spouses.

     (2) Includes, with respect to the named executive officers and all executive officers as a group, shares held through the First Federal Bank of California Employee Stock Ownership Plan and Trust. Also includes, with respect to Mr. Giraldin, shares of restricted stock which are subject to divestiture.

     (3) Includes shares of Company Stock subject to options which are exercisable within 60 days of February 14, 2002. The percentage of outstanding shares owned by holders of stock options was computed based upon the number of shares which would have been outstanding if such options had been exercised.

                                  PROPOSAL 1


                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than seven and not more than fifteen Directors unless a greater number is fixed by the Board of Directors, that the Directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of Directors shall be elected for the term of three years and that one class of Directors shall be elected annually. The class of Directors scheduled to be elected at the Annual Meeting is composed of three Directors who will be elected to serve a three year term until the annual meeting of stockholders in 2005 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of Directors to be elected, are elected.

     Set forth below are the names of the persons nominated by the Board of Directors for election as Directors at the Annual Meeting, as well as all other Directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a Director of the Bank and of the Company. All of the nominees are presently Directors. If any nominees should be unable to serve as a Director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

                                                                                 First
                                     Position Held                               Became            Term to
Nominees for Election       Age      With Company                                Director (1)      Expire (2)
---------------------       ---      ------------                                ------------      ----------
William G. Ouchi            58       Director                                    1995              2005
William P. Rutledge         60       Director                                    1995              2005
Charles F. Smith            69       Director                                    1989              2005

Continuing Directors

James P. Giraldin (3)       49       Director, Senior Executive Vice
                                     President, Chief Operating Officer          2002(3)           2004(3)
Christopher M. Harding      49       Director                                    1984              2003
James L. Hesburgh           68       Director                                    1975              2003
Babette E. Heimbuch         54       Director, Chairman of the Board(4),
                                     President, Chief Executive Officer          1986              2004
Steven L. Soboroff          53       Director                                    1991              2003
John R. Woodhull            67       Director                                    1988              2004

_____________

(1) The date given is the earlier of the date such Director became a director of First Federal Bank of California or a Director of the Company.

(2) Term of service if re-elected as a Director of the Company at the Annual Meeting.

(3) On January 25, 2002, Mr. Giraldin was elected by the Board of Directors to fill the vacancy on the Board that will be left by the retirement of William S. Mortensen as Director of the Company, effective April 24, 2002. The term of office for the class of directors to which Mr. Giraldin has been elected expires in 2004.

(4) On January 25, 2002, Ms. Heimbuch was elected to serve as Chairman of the Board effective upon Mr. Mortensen's retirement on April 24, 2002.


                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                          THAT YOU VOTE FOR NOMINEES
          WILLIAM G. OUCHI, WILLIAM P. RUTLEDGE AND CHARLES F. SMITH

     James P. Giraldin joined the Company in 1992 as Executive Vice President/Chief Financial Officer. Prior to joining the Company, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG LLP. Mr. Giraldin was appointed Chief Operating Officer and Senior Executive Vice President of the Bank and FFC in 1997. On January 25, 2002, Mr. Giraldin was elected by the Board of Directors to fill the vacancy left by the retirement of Mr. Mortensen as a Director, effective April 24, 2002. The term of office for the class of directors to which Mr. Giraldin has been elected expires in 2004. Mr. Giraldin serves on the Executive Board of the Santa Monica Boys and Girls Club.

     Christopher M. Harding is a managing partner of the law firm of Harding, Larmore, Kutcher & Kozal. He is active in numerous local civic groups, including the Santa Monica Chamber of Commerce, YWCA, Santa Monica Boys & Girls Club, the Santa Monica Youth Athletic Foundation and Upward Bound House. He has served as a Director of the Bank since 1984, and of FFC since 1987.

     Babette E. Heimbuch has been elected Chairman of the Board of Directors of the Company and the Bank effective upon the retirement of William S. Mortensen as a Director and as Chairman of the Board, to be effective April 24, 2002. Ms. Heimbuch has served as Chief Executive Officer of the Bank and FFC since January of 1997 and was Chief Operating Officer from 1989 to 1997. She joined the Bank in 1982 as Senior Vice President, Chief Financial Officer. She was appointed Executive Vice President in 1985, and was elected a Director of the Bank in 1986. In 1987 she was appointed Senior Executive Vice President of the Bank and of FFC and was elected a Director of FFC. Prior to joining the Bank, Ms. Heimbuch was employed by the accounting firm of KPMG LLP serving as the Audit Manager assigned to the Bank. Ms. Heimbuch serves on the Board of Directors of the Federal Home Loan Bank of San Francisco, America's Community Bankers and Scope Industries. Ms. Heimbuch is on the Board of Advisors of the Santa Monica-UCLA Medical Center.

     James L. Hesburgh is President and Chief Executive Officer of James L. Hesburgh International, Inc. Mr. Hesburgh is also a director of Roberts Sinto Corporation, and Sinto America, Inc. He serves as a Trustee Emeritus of St. John's Health Center in Santa Monica, California. Mr. Hesburgh also serves on the Advisory Council of the Mendoza School of Business, University of Notre Dame. He has served in senior management capacities with several major United States corporations and specializes in international marketing and consulting. Mr. Hesburgh has served as a Director of the Bank since 1975, and a Director of FFC since 1987.

     William G. Ouchi is the Sanford and Betty Sigoloff Professor in Corporate Renewal for the John E. Anderson Graduate School of Management at the University of California, Los Angeles. In 1993 Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan's Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the boards of Williams College, KCET Public Television, LEARN and the Commission on Presidential Debates. He is also a member of the Consumer Advisory Committee of the United States Securities and Exchange Commission and of the Real Estate Advisory Committee of the Trust Company of the West. Dr. Ouchi serves on the Boards of Directors of Allegheny Technologies, Incorporated, EduVoice, Inc., Sempra Energy, and Water-Pik Technologies Incorporated. Dr. Ouchi became a Director of the Bank and FFC in 1995.

     William P. Rutledge was, until his resignation in March 1997, President and Chief Executive Officer of Allegheny-Teledyne, Incorporated. He joined Teledyne in 1986. Mr. Rutledge serves on the boards of AECOM, Computer Sciences Corporation, Communications & Power Industries, Sempra Energy Corp., Lafayette College and KCET Public Television, and is a Trustee of St. John's Health Center. Mr. Rutledge became a Director of the Bank and FFC in 1995.

     Charles F. Smith is president of Charles F. Smith & Company, Inc. He serves as a Director of Trans Ocean Distribution Ltd., Anworth Mortgage Asset Corp., Worldwide Restaurant Concepts and St. John's Health Center. Mr. Smith became a Director of the Bank and FFC in 1989.

     Steven L. Soboroff is President of Playa Vista. He is Chairman Emeritus of Big Brothers of Greater Los Angeles, Past President of the Recreation and Parks Commission for the City of Los Angeles and the Senior Advisor to the Mayor of Los Angeles. Mr. Soboroff has been a Director of the Bank and FFC since 1991.

     John R. Woodhull was President and Chief Executive Officer of Logicon, Inc., from 1969 to 1998. He serves on the boards of Emergent Information Technologies, Inc., the Los Angeles Metropolitan YMCA and The Engineering Advisory Council of the University of Colorado. He also serves on the Advisory Board of Plast Equipment, Inc. Mr. Woodhull became a Director of the Bank and FFC in 1988.

Directors' Compensation.

     Directors of the Bank, including Directors who are officers of the Bank, receive annual directors' fees of $15,000, and Directors who are not officers of the Bank also receive annual fees of $15,000 for attending all regular meetings of the Board. Members of the Executive Committee of the Board who are not officers of the Bank receive $1,000 per month. Directors, excluding the Legal-Audit Committee Chair, who are Chairs of Board Committees, receive $400 per quarter. The Legal-Audit Committee Chair currently receives an annual retainer of $10,620. Other members of the Legal-Audit Committee receive $600 per month. Directors of FFC receive no separate compensation.

     Pursuant to the First Federal Bank of California 1997 Nonemployee Director Stock Incentive Plan, each nonemployee director receives an annual grant of nonstatutory stock options to acquire 4,000 shares of Company Stock. The options vest on the one-year anniversary of the grant date. During the year ended December 31, 2001, each such director received options to acquire 4,000 shares of Company Stock, at an exercise price of $31.4375 per share, the market value of the Company Stock on the date of grant. For additional information regarding the nonemployee directors stock option program, see the description below entitled "Stock Option and Stock Appreciation Rights Plans."

     William S. Mortensen will retire effective April 24, 2002 as a Director and Chairman of the Board. The Board has appointed Mr. Mortensen to the newly-created position of Chairman Emeritus, in recognition of his more than forty-five years of service to the Bank. As Chairman Emeritus of the Bank, Mr. Mortensen is entitled to receive annual fees of $77,800 until May 1, 2003, plus reimbursement of certain travel-related expenses incurred during 2002. Effective May 1, 2003, Mr. Mortensen will be entitled to receive annual fees of $40,800 for his services to the Bank. Additionally, as Chairman Emeritus Mr. Mortensen will be entitled to continuation of health insurance benefits.

Committees of the Board of Directors.

     The Company has standing Legal-Audit Executive Fair Lending/Community Reinvestment Act ("CRA"), Compensation and Executive Committees.

     The Legal-Audit Committee currently consists of Messrs. Smith (Chair), Ouchi and Woodhull, all of whom are nonemployee directors. The Committee reviews litigation and reports on various legal, accounting and auditing matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services performed by the independent auditors, the performance of the Company's independent and internal auditors, its accounting practices, and monitors the Company's legal and regulatory compliance programs. The Legal-Audit Committee also prepares the Legal-Audit Committee Report for inclusion in the Company's proxy statement. All members of the Legal-Audit Committee are independent within the meaning of the rules of the New York Stock Exchange. During the year ended December 31, 2001, the Legal-Audit Committee held five meetings.

     The Executive Fair Lending-CRA Committee held four meetings in 2001. Its responsibilities include monitoring the Bank's Community Reinvestment Act activities and ensuring that the Bank complies with all directives from the Board of Directors. Members of the Committee are Former Bank Director June Lockhart (Chair) and Officers Darin Nishimura (CRA Officer), Sean Conley, Scott Gray, Donn Jakosky, Christine Larson, Ann Lederer, Shannon Millard, Jackie Slayton (CRA Consultant), Kendon Studebaker, Cristina Toranzo and Diana Wright

     The Compensation Committee, which held six meetings in 2001, currently consists of Directors Hesburgh (Chair), Harding, Rutledge and Soboroff, all of whom are nonemployee directors. This Committee administers the Company's salary and other compensation programs. See "EXECUTIVE COMPENSATION - Report of Board Compensation Committee."

     The Executive Committee did not meet in 2001. The Executive Committee is comprised of Directors Mortensen, Heimbuch, Hesburgh, Smith and Woodhull.

     FFC does not have a standing nominating committee of the Board of Directors (or another committee performing similar functions). The Bylaws of FFC provide that only persons nominated in accordance with the procedures set forth therein shall be eligible for election as Directors. Stockholder nominations must be made pursuant to written notice received by FFC not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. Such notice must state the nominee's name, age and address (business and residence), the nominee's principal occupation or employment, and the class and number of shares of Company Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the stockholder making the nomination must disclose his or her name and address as they appear on FFC's books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating shareholder to support such nominee, and the class and number of shares of Company Stock beneficially owned by the nominating shareholder and any such supporting stockholders on the date of the notice.

     Meetings of the Board of Directors. During 2001 there were eleven meetings of the Board of Directors of the Bank and FFC. Each Director attended at least 75% of the aggregate number of such meetings and of the meetings of the Committee on which he or she served during the period during which he or she held a position on the Board.

     Information Relating to Executive Officers. Set forth below are the names and ages of the current executive officers of the Company, other than Ms. Heimbuch and Mr. Giraldin, together with the positions held by these persons.

            Name                             Age                   Title
            ----                             ---                   -----
     Douglas J. Goddard.................     49      Executive Vice
                                                     President/Chief Financial
                                                     Officer
     Scott Gray.........................     57      Executive Vice
                                                     President/Chief Residential
                                                     Lending Officer
     Christine D. Larson................     51      Executive Vice
                                                     President/Retail Banking
     Brad McCoy.........................     34      Executive Vice
                                                     President/Community Banking
     Shannon Millard....................     39      Executive Vice
                                                     President/Chief Credit
                                                     Officer

     Douglas J. Goddard joined the Company in April, 1997. Previously, Mr. Goddard served as Controller of California United Bank. He has held positions at Security Pacific Bank, Community Bank, and KPMG LLP.

     Scott Gray joined the Company in May, 1997. Formerly, Mr. Gray was the Regional Vice President/Director of Comerica Bank's mortgage lending operations. His previous experience also includes a position as Senior Vice President with Frontline Mortgage Corp.

     Christine D. Larson joined the Company in September of 2000. Previously, she was employed by Sanwa Bank for over nine years, most recently as Senior Vice President, Retail Product Management and Marketing. Prior to that position, Ms. Larson was the Consumer and Mortgage Lending Manager and District Sales Manager for Sanwa Bank. Her previous work experience includes management positions at Union Federal Savings, California Federal, Bank of America and Crocker Bank. Ms. Larson currently serves on the board of trustees of the St. Anne's Foundation.

     Brad McCoy joined the Company in February of 2002. Prior to joining the Company, Mr. McCoy was a founding partner of Revenuelab, a company that specialized in sales effectiveness consulting and training, business development and sales management. Previously, Mr. McCoy was with Wells Fargo for over nine years, most recently as Senior Vice President/Division Manager of the Business Banking Group.

     Shannon Millard joined the Company in 1992. In 1994 she was promoted to her current position of Executive Vice President/Chief Credit Officer. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank. Ms. Millard currently serves on the board of directors of the Santa Monica YWCA.

                            EXECUTIVE COMPENSATION

     The following SUMMARY OF COMPENSATION TABLE includes compensation for the years ended December 31, 2001, 2000 and 1999 for services in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and the four other most highly paid executive officers who were serving as executive officers at the end of 2001 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                        Annual Compensation                Long Term Compensation
                                                        -------------------                ----------------------
                                                                                Restricted      Securities
                                                                   Other        Stock           Underlying      All Other
                                        Salary     Bonus           Annual       Award Payout    Options       Compensation
Name and Principal Position      Year     $          $          Compensation    ($) (2)         (#)            ($) (3)
----------------------------     ----     -          -          ------------    --- ---         ---            --- ---
Babette E. Heimbuch ..........   2001   428,640    250,000          (1)         - 0 -           11,850         16,622
  President and Chief            2000   408,240    250,000          (1)         - 0 -           23,950         21,282
  Executive Officer              1999   392,520    180,559          (1)         - 0 -           20,150         21,429

James P. Giraldin ............   2001   319,920    223,075          (1)         - 0 -            8,000         16,622
  Chief Operating Officer        2000   304,320    175,000          (1)         - 0 -           15,200         21,282
                                 1999   276,720    114,562          (1)         24,250(4)       12,800         21,429

Douglas J. Goddard ...........   2001   172,320     60,000          (1)         - 0 -            3,350         16,622
  Chief Financial Officer        2000   165,120     54,902          (1)         - 0 -            6,775         21,282
                                 1999   158,760     44,453          (1)         - 0 -            5,900         21,429

Scott Gray ...................   2001   179,220     50,000          (1)         - 0 -            3,500         16,622
  Residential Lending            2000   171,420     51,453          (1)         - 0 -            6,775         21,282
                                 1999   166,380     40,367          (1)         - 0 -            5,900         21,429

Shannon Millard ..............   2001   213,600     80,000          (1)         - 0 -            4,100         16,622
  Chief Credit Officer           2000   204,000     71,400          (1)         - 0 -            8,300         21,282
                                 1999   194,640     68,124          (1)         - 0 -            5,900         21,429

_________________

     (1) Perquisites and other personal benefits to each officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officer.

     (2) Based on the price at December 31, 2001 of $25.63 per share. The aggregate restricted stock holdings at December 31, 2001 for the Named Executive Officers consisted of approximately 3,474 shares worth $114,668 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. The number of restricted stock awards held by Mr. Giraldin, and Ms. Millard at the end of the last fiscal year is 2,650 and 824 respectively. The value of all restricted stock awards at the end of the last fiscal year based upon a stock price of $25.63 per share as of December 31, 2001 is $67,919 and $21,119 for Mr. Giraldin and Ms. Millard, respectively. Except as set forth below, no restricted stock award vests in under three years from the date of grant. Dividends will be paid on the restricted stock if and when paid on the Company Stock. Stock dividends shall be subject to all of the restrictions applicable to the restricted stock.

     (3) Employee Stock Ownership Plan ("ESOP") contributions and contributions by the Company under a matching program for the Company's plan established pursuant to Section 401(k) of the Internal Revenue Code) (the "401(k) Plan," as more fully described below).

     (4) On February 24, 2000 Mr. Giraldin was awarded 2,000 shares of restricted stock which vest over a two-year period. The award was made as a bonus for services rendered during 1999. The amount shown is based on the price of the Company Stock at the date of grant ($12.125 per share).

                           GRANTS OF OPTIONS IN 2001

                                   Number of         % of Total
                                   Securities        Options       Exercise
                                   Underlying        Granted to    or Base
                                   Options           Employees in  Price        Expiration    Grant Date
Name                               Granted (#)(1)    Fiscal Year   ($/Share)    Date          Present Value ($)(2)
----                               --------------    -----------   ---------    ----          --------------------
Babette E. Heimbuch.............      11,850            12.47%       31.4375    1/25/2011         216,736
James P. Giraldin...............       8,000             8.42%       31.4375    1/25/2011         146,320
Douglas Goddard.................       3,350             3.52%       31.4375    1/25/2011          61,271
Scott Gray .....................       3,500             3.68%       31.4375    1/25/2011          64,015
Shannon Millard ................       4,100             4.31%       31.4375    1/25/2011          74,989
______________

(1) Options to purchase Company Stock were granted under the 1994 Stock Plan (see below), which provides for the granting of options at an exercise price equal to the fair market value of the Company Stock on the grant date. All options granted become exercisable in installments beginning on the second anniversary date of the date of grant, and becoming 100% vested on the sixth anniversary date of the date of grant. The exercise price may be paid by delivery of already owned shares, subject to certain conditions. All options were granted for terms of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) Present value determinations were made using the Black-Scholes option-pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on a ten-year holding period, and on the following assumptions with respect to volatility and the risk-free rate, forfeitures percentage and dividend yield. Based upon the quarterly closing prices of the Company's common stock from December 31, 1990, until the grant date of January 25, 2001, the model calculated the annualized volatility at 38.21%. For the risk-rate, the model uses the yield on a ten-year treasury note on January 31, 2001 of 4.81%. For the forfeiture percentage and the dividend yield, the model assumes zero.


                    AGGREGATED OPTION EXERCISES IN 2001 AND
                            YEAR-END OPTION VALUES

                                                                            Number of Securities      Value of
                                                                            Underlying Unexercised    In-the Money
                                                                            Options at                Options at
                                                                            December 31, 2001         December 31, 2001
Name                                Shares Acquired  Value Realized($)(1)   Exercisable/Unexercisable Exercisable/Unexercisable(2)
----                                ---------------  --------------------   ------------------------- ----------------------------
Babette E. Heimbuch ............          - 0 -                 - 0 -       24,430/78,320             314,827/744,328
James P. Giraldin ..............          - 0 -                 - 0 -       45,607/60,143             790,093/668,380
Douglas J. Goddard .............          - 0 -                 - 0 -        2,460/19,965              21,942/172,491
Scott Gray .....................          - 0 -                 - 0 -        2,460/20,115              21,942/172,491
Shannon A. Millard .............          1,000                24,110       16,315/31,881             249,474/353,232
_______________

(1) The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.
(2) In accordance with the SEC's rules, an option is "in-the-money" if the fair market value of the underlying shares exceeds the exercise price of the option. The values shown are calculated by subtracting the exercise price from the fair market value of the underlying Company Stock. For purposes of this table, fair market value is based on the market value at December 31, 2001 ($25.63 per share).

401(k) Retirement Plan. The Company makes available to its employees the opportunity to make tax-deferred contributions to a plan established under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Participants are permitted to make contributions on a pre-tax basis up to the IRS limitation, a portion of which is matched by the Bank. For contributions made during 2002, one-half of an employee's contribution (up to six percent of the employee's compensation capped at $11,000) will be matched, up to a maximum match of $5,500. Contributions to the 401(k) Plan are not permitted to be invested in Company Stock.

  Supplemental Executive Retirement Plan. The Bank has adopted a Supplemental Executive Retirement Plan ("SERP") covering the Chief Executive Officer and Chief Operating Officer. The following table shows the estimated annual benefits payable upon retirement at age 60 to participants in the SERP for the indicated levels of average compensation and various periods of service, assuming no future changes in such plan and based upon the current formula.

                                  SERP TABLE

Benefits at Age 60:

     Final Five Year                                                   Years of Service
     Average Salary                                      -------------------------------------------
     and Cash Bonus                                      20       25       30       35       40
     --------------                                      -------------------------------------------
   $  150,000 .......................................    112,500  112,500  112,500  112,500  112,500
      200,000 .......................................    150,000  150,000  150,000  150,000  150,000
      250,000 .......................................    187,500  187,500  187,500  187,500  187,500
      300,000 .......................................    225,000  225,000  250,000  250,000  250,000
      350,000 .......................................    262,500  262,500  262,500  262,500  262,500
      400,000 .......................................    300,000  300,000  300,000  300,000  300,000
      450,000 .......................................    337,500  337,500  337,500  337,500  337,500
      500,000 .......................................    375,000  375,000  375,000  375,000  375,000
      550,000 .......................................    412,500  412,500  412,500  412,500  412,500
      600,000 .......................................    450,000  450,000  450,000  450,000  450,000
      650,000 .......................................    487,500  487,500  487,500  487,500  487,500
      700,000 .......................................    525,000  525,000  525,000  525,000  525,000
______________

*Social security payments do not reduce the amounts to be paid under the SERP. Benefits under the SERP are reduced by Company-provided benefits under the 401(k) Plan.

  Stock Option and Stock Appreciation Rights Plan. Options to purchase shares of the Company's common stock are granted under the 1994 Stock Option and Stock Appreciation Rights Plan ("1994 Stock Plan"). Other than the option grants described above, no options were granted to the Named Executive Officers under the 1994 Stock Plan during 2001.

  Nonemployee directors of the Bank participate in the 1997 Nonemployee Directors Stock Incentive Plan (the "Directors Stock Plan"). The Directors Stock Plan permits the issuance of up to 400,000 shares of Company Stock. Annual grants of 4,000 shares are made to each of the nonemployee directors. All shares granted under the Directors Stock Plan vest on the first anniversary of the grant date.

  Certain Relationships and Related Transactions. The Bank offers mortgage loans to officers and directors, solely for the purchase or refinance of such officer's or director's residence. Loans to officers, directors and employees are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectability. Directors, officers, and other employees of the Bank may obtain a loan under the Employee Loan Benefit Program ("ELBP"). To qualify under the ELBP, all real estate and home equity credit line loans are required to be secured by the employee's residence. ELBP loans require ninety days of full-time employment with the Company. All ELBP loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged.

  ELBP real estate loans are written as adjustable mortgage loans ("AMLs"), and, for the first $450,000 of the loan amount, are modified while the person is employed by the Company as follows: for the first three months of the loan, the rate is approximately equal to (but not less than) the Bank's cost of funds during the month prior to the loan approval. Thereafter, the interest rate adjusts monthly to a rate approximately equal to the Federal Home Loan Bank's Eleventh District Cost of Funds subject to a floor (currently 4.95%).

Indebtedness of Management

  The following table sets forth amounts in excess of $60,000 in the aggregate from directors and executive officers as of December 31, 2001. In each case the Bank is the lender for a residential loan made under the ELBP secured by a deed of trust on the residence of the executive officer or director. Ms. Millard also has a home equity line of credit which was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and which did not involve more than the normal risk of collectability or present other unfavorable features.


                   LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

                                       Highest Balance   Unpaid
                                       Outstanding       Balance         Interest Rate
Name                                   During 2001($)    at 12/31/01($)  at 12/31/01
----                                   ---------------   --------------  --------------
Douglas J. Goddard .............           273,644.77       269,238.67        4.950%
Christopher M. Harding .........         1,181,250.00       795,755.56        5.114%
Babette E. Heimbuch ............           332,811.39       319,650.68        3.628%
Christine Larson ...............           346,000.00       345,580.41        4.950%
Shannon A. Millard .............           676,399.30       662,712.74        4.950%
Charles F. Smith ...............         1,400,000.00       984,176.19        9.734%

     Employment Contracts, Termination of Employment and Change of Control Arrangements. The Company has entered into change of control agreements with certain of the Bank's management, including each of the Named Executive Officers. These agreements were entered into in order to retain executives during financial industry merger and acquisition transactions, provide a change in control severance arrangement consistent with the peer group, and better allow executives to concentrate on negotiating the best possible transaction and, if such a transaction occurs, restructuring a merged entity under these circumstances. If a "change of control" (as defined in the agreements) occurs within the "change of control period" (as defined in the agreements) the agreements will become effective. Upon becoming effective, the agreements provide for employment terms of up to three years and for compensation and other terms of employment at least as favorable as those during the twelve-month period prior to the effective date. Each of the agreements also provides for severance payments and other benefits in the event that the officer's employment is terminated by the Bank other than for death, disability or "cause" (as defined in the agreements) or by the officer for "good reason" (as defined in the agreements). The agreements with the Named Executed Officers provide for a severance payment equal to three times the executive's annual base salary, plus bonus, plus amounts representing the value of additional retirement and other benefits which would have accrued if the executive's employment had continued for three additional years. These agreements also provide for continuation of other benefits for a period of three years and for the payment, under certain specific circumstances, of an additional amount to cover the federal excise tax imposed on some "golden parachute" payments. Other than described above, the Company has no employment agreements with any of the Named Executive Officers.

     The Restricted Stock Bonus Plan described in the Report of the Compensation Committee, below, the 1994 Stock Plan and the Directors Stock Plan provide for accelerated vesting of rights in the event of certain change of control events.

                     REPORT OF THE COMPENSATION COMMITTEE
                                      OF
                           FIRSTFED FINANCIAL CORP.

     Decisions on compensation of the Company's executives are made by a four-member Compensation Committee composed entirely of nonemployee directors. Set forth below is the report submitted by Messrs. Hesburgh (chair), Harding, Rutledge and Soboroff addressing the Company's compensation policies for 2001 as they affected Ms. Heimbuch (the Company's Chief Executive Officer during 2001) and the Company's other executive officers.

     The Members of the Compensation Committee have the responsibility to oversee the Company's various compensation plans, including its annual bonus plan, restricted stock plan, stock option programs, ESOP, 401(k) Plan and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the Board all aspects of compensation for officers at the level of vice president or above, as well as reviewing bonus compensation for assistant vice presidents.

Compensation Committee Interlocks and Insider Participation

     No person who served as a member of the Compensation Committee was an employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company or its subsidiaries requiring disclosure, except as specifically described in this Proxy Statement.

Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, tie compensation levels and individual compensation to the Company's operating performance and strategic direction, and assist the Company in attracting and retaining talented management by providing compensation reasonably comparable to that offered by the Company's peer group.

     The principal elements of the Company's executive compensation are base salary, annual bonus, annual stock option awards and restricted stock awards. Each of these elements are discussed below. In reviewing and making recommendations as to overall levels of compensation, the Compensation Committee also takes into account deferred and non-cash benefits, including ESOP benefits, insurance and other benefits. Compensation has been and will continue to be structured so as to be tax deductible. The Company has established a 401(k) Plan for employee contributions with some matching employer contributions (see more detailed discussion above).

     In general, the Company's compensation programs have the overall goal of ensuring that employees' interests are aligned with that of the Company as a whole. At the senior officer level, this is achieved by rewarding performance based upon measurable standards which are mutually determined by the officer and senior management. Additionally, the incentive program for management consists of a potential combination of cash bonus and stock options.

     At each level of management (e.g., executive vice president, senior vice president, etc.) a formula is established which allocates the cash bonus and stock option potential awards as percentages of total base salary. The cash bonus portion ranges from 15% to 50% of base salary, and is awarded based on achievement of stated goals, with a moderate discretionary component. The stock option awards for officers typically vest 20% on the second anniversary date after the grant, an additional 40% on the fourth anniversary date, and the remaining 40% on the sixth anniversary date.

Base Salary

     Executive officer base salaries are initially determined, but not established, by reference to the responsibilities and description of the position and competitive marketplace for executive talent for the responsibilities of the particular position. The Company's Human Resources Department participates in, obtains information from, and analyzes the results of salary and benefits surveys conducted annually by various banking and human resource groups. The SNL Executive Compensation Review for Banks and Thrifts ("SNL Review") is considered an effective tool to initiate the Compensation Committee review process since it utilizes information obtained from other banks and thrifts throughout the United States. The Company has utilized the SNL Review annually for over ten years. The Compensation Committee reviews the results of the annual survey to ensure that the Company's salary grades and benefits are comparable to those provided by its peers. The Committee's goal generally is to be within the 75/th/ percentile of what it has determined to be the appropriate peer group as reported in the SNL review.

     Annual salary adjustments are determined by evaluating the performance of the Company generally and the performance of each executive officer. In general, annual salary adjustments to base salary for executive officers in 2001 ranged from 4 percent to 5 percent.

Annual Bonuses

     A portion of the annual compensation of each officer is based upon the performance of the Company, as well as the individual contribution of the officer to the Company's performance. While corporate performance measures such as net income, earnings per common share, return on stockholders equity and return on average total assets are considered, the Committee does not apply a specific quantitative formula in making compensation decisions. Non-financial performance measures also may be included, such as product development, efficiency, client relations and employee relations. No particular weight is given to one factor over another among these performance measures. For 2001, the Board considered, among other things, growth of the Company's assets, in part resulting from the successful consummation of the acquisition of Del Amo Savings Bank and Frontier State Bank by First Federal Bank of California, resulting in four additional retail branch offices in the South Bay area of Southern California. This acquisition adds approximately $200 million in assets to First Federal's balance sheet. Other accomplishments of management during 2001 were significant increases in production in two critical business areas (income property lending and SFR Lending); further reduction of the Bank's non-performing assets ratio to a historically low level despite a faltering economy; and continued control of expenses to a level below that of the Company's peers. For years in which the Company's net earnings are significant, a large portion of an executive officer's compensation may be determined by the Compensation Committee at the end of each year based upon the officer's contribution to the Company's performance during the year. For purposes of establishing the annual bonus pool, the Company's performance is measured against earnings goals established prior to the commencement of each fiscal year by the Board.

     For 2001, the Compensation Committee established a pool of funds based upon net earnings for the year of approximately $50.3 million, or $2.85 per diluted share. The Committee attributed these positive results in large part to growth in the Company's deposits, including significant growth in lower-cost transaction accounts as well as the successful acquisition of two banking institutions; increased volume in income property loans and SFR; maintenance of high quality assets and a low non-performing assets ratio; and control of expenses. Accordingly, the Committee awarded cash bonuses for 2001 to management. Named Executive Officers Babette E. Heimbuch, James P. Giraldin, Douglas J. Goddard, Scott Gray and Shannon Millard received cash bonuses of $250,000, $223,075, $60,000, $50,000 and $80,000, respectively. Bonuses were also paid to other employees and officers pursuant to parameters established by the Compensation Committee and management.

Stock Options and Restricted Stock

     The Compensation Committee believes that stock ownership by management and employees and performance-based compensation arrangements in the form of Company Stock are beneficial in ensuring that management's interest in the Company's performance corresponds to those of the Company's stockholders. The Compensation Committee also believes that stock ownership helps attract and retain key executives. The Company awards stock options and restricted stock grants in furtherance of this philosophy.

     Awards of stock options typically are made annually to officers at the level of assistant vice president and above. The awards are based upon a standardized dollar value at each participating level of responsibility and reflect the Compensation Committee's determination of the appropriate incentive for the responsibilities of that particular officer level. Other stock option awards may be made to officers of the Company from time to time.

     In addition to stock options, as indicated above, restricted stock grants may be made by the Compensation Committee as part of the Company's bonus program restricted stock plan which has now expired. Some shares granted under that plan remain outstanding and subject to vesting restrictions.

Executive Officer Compensation

     Ms. Heimbuch was named Chief Executive Officer of the Company and the Bank effective January 1, 1997. She has served as President since 1989. Recently, she was elected to succeed Mr. Mortensen as Chairman of the Board upon his retirement in April 2002. In reviewing Ms. Heimbuch's compensation as Chief Executive Officer for 2001, the Compensation Committee looked at the Company's overall financial health. In particular, the Compensation Committee reviewed the Company's financial condition and results, progress in meeting strategic objectives, and size and complexity compared to similarly-situated publicly traded financial institutions. The Company's performance in 2001 met or exceeded financial goals set under Ms. Heimbuch's management at the beginning of the year. The achievement of these goals positively affected the performance of the Company and was rewarded by stable earnings despite the volatile economy and stock market fluctuations during 2001. The Committee also noted the efforts made by Ms. Heimbuch in the exploration and analysis of suitable strategic acquisition opportunities which resulted in the successful acquisition of two financial institutions during 2001, as well as her leadership in the thrift industry, including her participation and service on the Board of Directors of the Federal Home Loan Bank Board, America's Community Bankers, and the Western League of Savings Institutions (now merged with the California Bankers Association). Ms. Heimbuch was awarded a cash bonus of $250,000, and her base salary for 2002 was increased approximately 4.0 percent.

     The level of Ms. Heimbuch's aggregate salary for 2001 was comparable to the Company's performance ranking in relation to the peer groups (based on geographic location, asset size and levels of Return on Average Assets) shown in the SNL Review. The other benefits received by Ms. Heimbuch are set forth in the Summary Compensation Table.

                                    Compensation Committee:

                                    James L. Hesburgh (Chair)

                                    Christopher M. Harding

                                    William P. Rutledge

                                    Steven L. Soboroff

                         LEGAL-AUDIT COMMITTEE REPORT

     The Board has appointed a Legal-Audit Committee consisting of three directors. Each of the members of the Legal-Audit Committee is "independent" as defined under the New York Stock Exchange's listing standards. The Board has adopted a written charter with respect to the Legal-Audit Committee's roles and responsibilities.

     Among other things, the Legal-Audit Committee has the delegated authority to provide independent, objective oversight of the Company's internal and independent auditors and matters relating to accounting, financial reporting,
internal controls and auditing.   Management has the primary responsibility for
the financial statements and the reporting process, including the systems of internal controls. The Legal-Audit Committee periodically reviews the Company's internal auditing, accounting and financial controls and policies governing compliance with laws, regulations, rules of ethics and conflicts of interest.

     In fulfilling its oversight responsibilities, the Legal-Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with the Company's management and KPMG LLP, its independent auditors. The Legal-Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Legal-Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Legal-Audit Committee discussed the independence of KPMG LLP with that firm.

     In reliance on the reviews and discussions referred to above, the Legal-Audit Committee recommended to the Board that, and the Board approved, the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Legal-Audit Committee and the Board also have recommended, subject to stockholder approval, the selection of KPMG LLP as the Company's independent auditors for fiscal 2002.

                              Respectfully Submitted,

                              THE LEGAL-AUDIT COMMITTEE

                              Charles F. Smith, Chairman
                              William G. Ouchi
                              John R. Woodhull


Independent Auditors' Fees

     The following table sets forth the aggregate fees billed for services rendered to the Company for the fiscal year ended December 31, 2001 by KPMG LLP:

Audit Fees:                             $146,000
Financial Information Systems Design
     And Implementation Services        $      -
All Other Services:
     Total All Other                    $ 28,000
                                        --------
Total Fees:                             $174,000
                                        --------

                               PERFORMANCE GRAPH

Set forth below is a stock performance graph comparing the yearly total return on the Company Stock commencing with the closing price on January 1, 1997, with
(a) the cumulative total return on stocks included in the Industry Group 541 - Savings and Loan Index, prepared and published by Media General Financial Services, and (b) the cumulative total return on stocks included in the NYSE Market Index, prepared and published by The New York Stock Exchange.


                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG FIRSTFED FINANCIAL CORP.,
                    NYSE MARKET INDEX AND PEER GROUP INDEX

                             [GRAPH APPEARS HERE]

                    ASSUMED $100 INVESTED ON JAN. 01, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31 2001

-----------------------------------------------------------------------------------------------------
                       12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/31/2000   12/31/2001
-----------------------------------------------------------------------------------------------------
FirstFed Financial       100.00       176.14       162.50       127.84       293.75       233.00
-----------------------------------------------------------------------------------------------------
Savings & Loans          100.00       168.14       147.39       118.49       192.07       204.19
-----------------------------------------------------------------------------------------------------
NYSE Market Index        100.00       131.56       156.55       171.42       175.51       159.87
-----------------------------------------------------------------------------------------------------

     It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance. The Company will not make or endorse any predictions as to the future stock performance.

     THE FOREGOING REPORTS OF THE BOARD COMPENSATION COMMITTEE AND THE BOARD LEGAL-AUDIT COMMITTEE, AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORTS, SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL 2

     Appointment of Independent Auditors. KPMG LLP has been the independent auditor of the Bank for more than twenty-five years and, upon recommendation of the Legal-Audit Committee, has been appointed by the Board of Directors as the auditor of the Company for 2002. The stockholders of the Company are requested to ratify this appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2002.

                                  PROPOSAL 3

     In accordance with the requirements of the Company's Restated Certificate of Incorporation (the "Certificate"), the Company's stockholders are being asked to approve an amendment to Article TENTH of the Certificate to require a vote of at least eighty percent (80%) of the stockholder's votes, or a two-thirds vote
                                                          --
of the directors of the Company to amend Article III, Section 12 of the Company's Bylaws (the "Proposed Certificate Amendment").

Currently, Article TENTH reads in its entirety as follows:


     "TENTH: Bylaws. Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the total votes eligible to be cast at a meeting duly called and held or by a resolution adopted by the Board of Directors, including a majority of Continuing Directors (as defined in Article SEVENTH)."

The Proposed Certificate Amendment would add the following language to Article
TENTH:


     "provided, however, that any amendment to Article III, Section 12
      --------  -------
     of the Bylaws (or any re-numbered Bylaw provision dealing with an age limitation for directors) shall require approval of at least eighty percent (80%) of the total votes eligible to be cast at a meeting duly called and held or by a resolution adopted by at least two-thirds of the Board of Directors including a majority of the Continuing Directors."

Article III, Section 12 of the Bylaws (hereinafter referred to as the "Directors Age Limitation Bylaw") sets a mandatory retirement age for directors, and reads in its entirety as follows:


     "Section 12. Age Limitation. No person shall be eligible for election, re-election, appointment or reappointment to the Board of Directors if such person is then more than 73 years of age. No director shall serve beyond the annual meeting of the Corporation immediately following his or her attainment of 73 years. This limitation shall not apply to a person serving as an advisory director of the Corporation."

     In January of 2002, the Board of Directors unanimously adopted a resolution to amend the Directors Age Limitation Bylaw to increase the mandatory retirement age for directors from age 70 to age 73. The purpose of this Bylaw amendment was to prevent a dramatic change in the composition of the current Board which the Board felt would be disruptive to the ongoing management of the Company. Based on the current composition of the Board of Directors, if the previous mandatory age limitation of age 70 had continued in effect, four directors of the Company, out of a total of nine directors, would have a forced retirement from the Board over the next two years. In order to prevent such disruption, while maintaining a reasonable mandatory retirement age for directors, the Board voted to amend the Directors Age Limitation Bylaw.

     However, the Board continues to believe that a mandatory retirement age for directors is appropriate and in the best interests of the Company and its stockholders. The purpose of an age limitation is to ensure not only the continuity of the Company's mission by staggering the retirement of its members, but also to allow for the introduction of different points of view as new members are elected to replace retiring directors. The purpose of the Proposed Certificate Amendment is to discourage amendments to the Directors Age Limitation Bylaw unless at least two-thirds of the Board finds that such an amendment is justified and in the best interests of the Company and its stockholders.

     For stockholders to approve the Proposed Certificate Amendment, pursuant to Section THIRTEENTH of the Certificate, a quorum must exist at the Annual Meeting, and the affirmative vote of the holders of at least eighty percent (80%) of the total votes eligible to be cast at a legal meeting shall be required to be cast in favor of the Proposed Certificate Amendment.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT
                 TO THE RESTATED CERTIFICATE OF INCORPORATION.

                                SECTION 16 (a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16
(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the company believes that all section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2003 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 19, 2002. Stockholder proposals not included in the Company's 2002 proxy solicitation materials must, in order to be considered at the 2003 Annual Meeting, be submitted in writing to the Secretary of the Company by no earlier than January 28, 2003 nor later than February 28, 2003.

     The Board of Directors of the Company will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2003 proxy solicitation materials for consideration at the 2003 Annual Meeting.

ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including, but not limited to, statements of consolidated financial condition and related consolidated statements of operations and comprehensive earnings, stockholders' equity and cash flows for fiscal year ended December 31, 2001, 2000 and 1999, prepared in conformity with accounting principals generally accepted in the United States of America, has been sent to stockholders. A copy of the Annual Report on Form 10-K for year ended December 31, 2001 may be obtained without charge by writing to the Secretary at the address indicated in the following paragraph.

UPON WRITTEN REQUEST OF ANY STOCKHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE FREE OF CHARGE A COPY OF ITS 2001 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP., 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.


                              By Order of the Board of Directors



                              Ann E. Lederer, Corporate Secretary

                                REVOCABLE PROXY
                           FIRSTFED FINANCIAL CORP.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

    Proxy for Annual Meeting--April 24, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated herein all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 4, 2002, at the annual meeting of stockholders to be held on April 24, 2002, or any adjournment thereof. A vote FOR nominees Ouchi, Rutledge and Smith, and FOR Proposals 2, 3 and 4 is recommended by the Board of Directors.

                                                            With-   For All
                                                      For   held    Except
1. ELECTION OF DIRECTORS (except as marked to         [_]    [_]      [_]
   the contrary below):

   Terms as Directors expiring 2005:

   William G. Ouchi, William P. Rutledge and Charles F. Smith

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

                                                      For  Against  Abstain
2. Ratification of KPMG LLP as the Company's          [_]    [_]      [_]
   independent auditors for 2002.

3. To approve an amendment to the Certificate of      [_]    [_]      [_]
   Incorporation of the Company to require a two-thirds vote of directors to change the retirement age for directors of the Company.

4. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the meeting.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

  Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date         Date
  this Proxy in the box below.          _____________

_____________________________________________________
Stockholder sign above  Co-holder (if any) sign above

--------------------------------------------------------------------------------

        Detach above card mark, sign, date and mail using the enclosed envelope provided.

                           FIRSTFED FINANCIAL CORP.
            401 Wilshire Boulevard, Santa Monica, California 90401

--------------------------------------------------------------------------------
           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

_______________________________________
_______________________________________
_______________________________________